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                                                                    EXHIBIT 16.1

                   LETTER RE CHANGE IN CERTIFYING ACCOUNTANT

March 9, 2001

Securities and Exchange Commission
Washington, DC 20549
Ladies and Gentlemen:

     We were previously the principal accountants for AmerUs Group Co. and, under the date of February 5, 2001, we reported on the consolidated financial statements of AmerUs Group Co. and subsidiaries as of and for the years ended December 31, 2000 and 1999. On February 19, 2001, we were notified by the management of AmerUs Group Co. that the client-auditor relationship would cease upon completion of our audit of AmerUs Group's consolidated financial statements as of and for the year ended December 31, 2000, and the issuance of our report thereon. We have read AmerUs Group Co.'s statements included under Item 9 of its Form 10-K dated March 9, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with AmerUs Group Co.'s statement that the change was recommended by the audit committee of the board of directors and approved by the board of directors.

                                          KPMG LLP